THE ARBITRAGE FUNDS

The Arbitrage Credit Opportunities Fund

CONSENT OF SOLE SHAREHOLDER

Pursuant to Article 8, Section 8.11 of the Declaration of Trust of The Arbitrage Funds (the “Trust”), the undersigned, being the holder of all of the issued and outstanding shares of The Arbitrage Credit Opportunities Fund (the “Fund”), a series of the Trust, hereby takes the following actions by written consent as of 10:00 a.m. eastern time on October 1, 2012, with the same force and effect as if such action had been taken by vote at a meeting of shareholders duly called and held:

RESOLVED:

That the Investment Advisory Agreement, dated as of October 1, 2012, between the Trust and Water Island Capital, LLC (the “Adviser”), reflecting the advisory fees payable to the Adviser with respect to the Fund which are calculated daily at an annual rate of 1.00% based on the average daily net assets of the Fund, be, and it hereby is, approved.

RESOLVED:

That the Expense Waiver and Reimbursement Agreement, dated as of October 1, 2012, between the Trust and the Adviser with respect to the Fund be, and it hereby is, approved.

RESOLVED:

That the Amendment to the Distribution Agreement, dated as of October 1, 2012, between the Trust and ALPS Distributors, Inc. reflecting the addition of the Fund be, and it hereby is, approved.

RESOLVED:

That the Distribution Plan with respect to Class R shares of the Fund, dated as of October 1, 2012 and adopted pursuant to Rule 12b-1 under the Investment Company Act of 1940, as amended, be, and it hereby is, approved.

RESOLVED:

That the Distribution Plan with respect to Class C shares of the Fund, dated as of October 1, 2012 and adopted pursuant to Rule 12b-1 under the Investment Company Act of 1940, as amended, be, and it hereby is, approved.

RESOLVED:

That the Amended and Restated Rule 18f-3 Multi-Class Plan, dated as of October 1, 2012, setting forth the separate arrangement and expense allocation of each Fund class, be, and it hereby is, approved.

RESOLVED:

That Ernst & Young, LLP be, and it hereby is, selected to serve as the independent registered public accounting firm of the Fund for the fiscal year ending May 31, 2013, subject to termination as provided in the Investment Company Act of 1940, as amended.

RESOLVED:

That Water Island Capital, LLC is authorized to enter into a share purchase agreement with the Trust, on behalf of the Fund, to effect the purchase of one (1) share of beneficial interest of Class R shares of the Fund, at a purchase price of $10.00 per share.

IN WITNESS WHEREOF, the undersigned has executed this Consent of Sole Shareholder as of the day and time first written above.

WATER ISLAND CAPITAL, LLC

By:  /s/ Matthew Hemberger

Name:

Matthew Hemberger

Title:  CFO